EXHIBIT 99.2

EXCERPT OF CERTAIN ITEMS INCLUDED IN THE PRELIMINARY PROSPECTUS

SUPPLEMENT RELATING TO A SENIOR NOTES OFFERING FILED WITH THE

SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 13, 2006

RISK FACTORS

You should carefully consider the risks described below with the other information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference before purchasing any of the senior notes. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business, consolidated financial condition or results of operations could be materially and adversely affected. In that case the trading prices of the senior notes could decline substantially.

Risks Relating to the Senior Notes

An active trading market for the senior notes may not develop.

There is currently no public market for the senior notes. We do not plan to list the senior notes on any national securities exchange or automated dealer quotation system and, consequently, an active trading market for the senior notes may not develop.

If the senior notes are traded, future trading prices will depend on prevailing interest rates, the liquidity of any trading market in the senior notes, the market price quoted for the senior notes and similar securities, prevailing interest rates and our financial performance and prospects, among other things.

We cannot be sure that any market for the senior notes will develop, or if one does develop that it will be sustained. If any active market for the senior notes fails to develop or be sustained, the liquidity and trading price of the senior notes could be harmed.

The PMI Group could enter into various transactions that could increase the amount of its outstanding indebtedness, or adversely affect its capital structure or credit ratings, or otherwise adversely affect holders of the senior notes.

The indenture governing the senior notes does not generally prevent The PMI Group from entering into a variety of acquisition, change of control, refinancing, recapitalization or other highly leveraged transactions. As a result, The PMI Group could enter into any transaction even though the transaction could increase the total amount of its outstanding indebtedness, adversely affect its capital structure or credit ratings or otherwise adversely affect the holders of the senior notes.

The PMI Group is a holding company with no significant business operations of its own, and as a result, its obligations under the senior notes will be effectively subordinated to the liabilities of its subsidiaries.

The PMI Group is a holding company and conducts all of its business operations through its subsidiaries. As a result, its obligations, including payment obligations on the senior notes, depend upon its subsidiaries’ cash flow and payments of funds to it by its subsidiaries. The PMI Group’s subsidiaries are not obligated to make funds available to it for payment on the senior notes or otherwise. Its subsidiaries’ ability to make any payments will depend on their earnings, ratings, the terms of their indebtedness, business and tax considerations and legal restrictions.

The senior notes are effectively subordinated to all existing and future indebtedness or other obligations of The PMI Group’s subsidiaries, including liabilities to policyholders and to the creditors of its operating subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary, the creditors of such subsidiary will be paid first, after which the subsidiary may not have sufficient assets remaining to make any payments to The PMI Group as a shareholder or otherwise so that The PMI Group can meet its obligations under the senior notes.

The PMI Group may be unable to meet its obligations with respect to the senior notes because of significant restrictions on the abilities of its subsidiaries to pay dividends to it.

At maturity, the entire outstanding principal amount of the senior notes then outstanding will become due and payable by The PMI Group. At maturity, The PMI Group may not have sufficient funds to pay the principal amount due. If The PMI Group does not have sufficient funds on hand or available to it through the declaration and payment of dividends by its subsidiaries, it will need to seek additional financing to obtain the cash due upon maturity of the senior notes. Additional financing may not be available to The PMI Group in the amounts necessary. The PMI Group’s ability to meet its obligations to you will depend in large part on the earnings of its respective subsidiaries and the payment of those earnings to it, in the form of dividends, loans or advances and through repayment of loans or advances from it.

PMI’s ability to pay dividends or make distributions or returns of capital to The PMI Group is affected by state insurance laws, credit agreements, rating agencies, the discretion of insurance regulatory authorities, the terms of a runoff support agreement with Allstate Insurance Company, or Allstate, and capital support agreements with its subsidiaries. The laws of Arizona, the state of PMI’s domicile for insurance regulatory purposes, provide that PMI may pay out of any available surplus account, without prior approval of the Director of the Arizona Department of Insurance, dividends during any 12-month period not to exceed the lesser of 10% of policyholders’ surplus as of the preceding year end or the last calendar year’s net investment income. To pay dividends in excess of that amount, PMI must obtain the prior approval of the Director. In addition to Arizona, other states may limit or restrict PMI’s ability to pay shareholder dividends. For example, California and New York prohibit mortgage insurers from declaring dividends except from undivided profits remaining above the aggregate of their paid-in capital, paid-in surplus and contingency reserves. Under Arizona law, PMI would be permitted to pay dividends to The PMI Group of $51.1 million in 2006 without prior approval of the Arizona Director of Insurance provided that any such dividends are paid after the first anniversary of PMI’s 2005 dividends, the final installment of which was paid in December 2005. In June 2006, the Arizona Director of Insurance approved an extraordinary dividend of $250 million to be paid by PMI to The PMI Group.

It is possible that Arizona will adopt revised statutory provisions or interpretations of existing statutory provisions that will be more or less restrictive than those described above or will otherwise take actions that may further restrict the ability of PMI to pay dividends or make distributions or returns of capital.

PMI’s ability to pay dividends or make distributions or returns of capital to The PMI Group is also affected by the terms of a runoff support agreement with Allstate and PMI’s capital support agreements. The runoff support agreement with Allstate prohibits PMI from paying any dividends if, after the payment of the dividend, PMI’s risk-to-capital ratio would equal or exceed 23 to 1. In addition, PMI has entered into capital support agreements with its European and Australian subsidiaries that could require PMI to make additional capital contributions to those subsidiaries in order to maintain their credit ratings. The PMI Group has guaranteed the performance of PMI’s capital support obligations under those agreements. The PMI Group may also guarantee the performance of PMI’s capital support obligations under similar agreements that it may enter into in the future. If PMI is required to make additional capital contributions to those subsidiaries, then the funds available for dividends, distributions and returns of capital to The PMI Group will be reduced.

In addition to its consolidated subsidiaries, The PMI Group may in the future derive funds from its unconsolidated equity investments, including its investment in FGIC Corporation, which is the parent corporation of Financial Guaranty Insurance Company. FGIC Corporation’s ability to pay dividends is subject to restrictions contained in applicable state insurance laws and regulations, FGIC Corporation’s certificate of incorporation, a stockholder agreement between The PMI Group and the other investors in FGIC Corporation, and its 6.0% senior notes.

Any future borrowing arrangements or agreements to which The PMI Group becomes a party may contain restrictions on, or prohibitions against, The PMI Group’s repayment of the senior notes. In the event that the maturity date occurs at a time when The PMI Group is prohibited from repaying the senior notes, The PMI Group could attempt to obtain the consent of the lenders under those arrangements to repay the senior notes or could attempt to refinance the borrowings that contain the restrictions. If The PMI Group does not obtain the necessary consents or refinance these borrowings, it will be unable to repay the senior notes.

Risks Relating to Our Business

If the volume of low down-payment home mortgage originations declines or if the number of mortgage loans originated that may be purchased by the GSEs declines, the amount of insurance that PMI writes could decrease, which could result in a decrease of our future revenue.

A decline in the volume of low down-payment mortgage originations could reduce the demand for private mortgage insurance and consequently, our revenues. The volume of low down payment mortgage originations is affected by, among other factors:

•	the level of home mortgage interest rates;

•	domestic economy and regional economic conditions;

•	consumer confidence; housing affordability;

•	the rate of household formation;

•	the rate of home price appreciation, which in times of heavy refinancing affects whether refinance loans have loan-to-value ratios that require private mortgage insurance; and

•	government housing policy.

Fannie Mae and Freddie Mac, or the GSEs, are the principal beneficiaries of PMI’s mortgage insurance policies and a decline in the number of low down payment mortgage loans originated that are purchased or securitized by the GSEs could adversely affect PMI’s revenues. The GSEs have lost market share in 2004 and 2005 due in part to a higher percentage of adjustable rate mortgages, which we refer to as ARMs, and reduced documentation loans originated in 2004 and 2005. Such loans are generally either retained by loan originators and not sold to the GSEs or are placed in mortgage-backed securities that are privately issued and not guaranteed by the GSEs.

If interest rates decline, home values increase or mortgage insurance cancellation requirements change, the length of time that PMI’s policies remain in force and our revenues could decline.

A significant percentage of the premiums PMI earns each year is generated from insurance policies written in previous years. As a result, a decrease in the length of time that PMI’s policies remain in force could cause our revenues to decline. Factors that lead to borrowers canceling their mortgage insurance include:

•	current mortgage interest rates falling below the rates on the mortgages underlying PMI’s insurance in force, which frequently results in borrowers refinancing their mortgages;

•	appreciation in the values of the homes underlying the mortgages PMI insures; and

•	the availability of alternative loan products, which provide borrowers with the opportunity to at least temporarily decrease their monthly loan payments.

If mortgage lenders and investors select alternatives to private mortgage insurance, such as piggyback loans, the amount of insurance that PMI writes could decline, which could reduce our revenues and profits.

Mortgage lenders have been increasingly structuring mortgage originations to avoid private mortgage insurance, primarily through the use of simultaneous seconds, piggybacks, 80/10/10’s, 80/15/5’s or 80/20 loans. Such mortgages are structured to include a first mortgage with an 80% loan-to-value ratio and a second mortgage with a loan-to-value ratio ranging from 5% to 20%. Over the past several years, the volume of these loans, or variations thereof, as alternatives to loans requiring mortgage insurance, has increased significantly and may continue to do so for the foreseeable future.

Other alternatives to private mortgage insurance include:

•	government mortgage insurance programs, including those of the Federal Housing Administration, or FHA, and the Veterans Administration, or VA;

•	member institutions providing credit enhancement on loans sold to a Federal Home Loan Bank, or FHLB;

•	lenders and investors holding mortgages in their portfolios and self-insuring;

•	mortgage lenders maintaining lender recourse or participation with respect to loans sold to the GSEs; and

•	investors using internal credit enhancements, such as credit default or interest rate swaps, overcollateralization and subordination, as partial or complete substitutes to private mortgage insurance in mortgage backed securitizations.

These alternatives, or new alternatives to private mortgage insurance that may develop, could reduce the demand for private mortgage insurance and cause our revenues and profitability to decline.

Although the FHLBs are not required to purchase insurance for mortgage loans, they currently use mortgage insurance on substantially all mortgage loans with a loan-to-value ratio above 80%. If the FHLBs were to purchase uninsured mortgage loans or increase the loan-to-value ratio threshold above which they require mortgage insurance, the market for mortgage insurance could decrease, and we could be adversely affected.

The risk-based capital rule applicable to the GSEs may allow large financial entities such as banks, financial guarantors, insurance companies and brokerage firms to provide or arrange for products that may efficiently substitute for some of the capital relief provided to the GSEs by private mortgage insurance. Our consolidated financial condition and results of operations could be harmed if the GSEs were to use these products in lieu of mortgage insurance. See also “Legislation and regulatory changes, including changes impacting the GSEs, could significantly affect PMI’s business and could reduce demand for private mortgage insurance” and “The implementation of new eligibility guidelines adopted by the GSEs could harm our profitability and reduce our operational flexibility”, below.

PMI reinsures a portion of its mortgage insurance default risk with lender-affiliated captive reinsurance companies, which reduces PMI’s net premiums written and earned.

Mortgage insurers including PMI offer products to lenders that are designed to allow them to participate in the risks and rewards of the mortgage insurance business. Many of the major mortgage lenders have established affiliated captive reinsurance companies. These captive reinsurance companies assume a portion of the risks associated with the lender’s insured mortgage loans in exchange for a percentage of the associated gross premiums. An increasing percentage of PMI’s primary flow insurance in force has been generated by customers with captive reinsurance companies. Because a number of our major customers have made the business decision to participate in the mortgage insurance business by establishing reinsurance companies, we believe that if PMI did not offer captive reinsurance agreements, PMI’s competitive position would suffer. Captive reinsurance agreements negatively impact PMI’s net premiums written and earned.

Economic factors have adversely affected and may continue to adversely affect PMI’s loss experience.

PMI’s loss experience has increased over the past year and could continue to increase in the year(s) to come as a result of:

•	national or regional economic recessions, including any economic downturns that may arise in local communities impacted by the 2005 hurricane season;

•	declining values of homes;

•	higher unemployment rates;

•	higher levels of consumer credit;

•	deteriorating borrower credit;

•	interest rate volatility;

•	war or terrorist activity; or

•	other economic factors.

PMI’s loss experience may increase as PMI’s policies continue to age.

We expect the majority of claims on insured loans in PMI’s current portfolio to occur between the second and fourth years after loan origination. Approximately 84% of PMI’s insurance in force as of June 30, 2006 was written after January 1, 2003. We believe PMI’s loss experience could increase as PMI’s policies age. If the claim frequency on PMI’s risk in force significantly exceeds the claim frequency that was assumed in setting PMI’s premium rates, our consolidated financial condition and results of operations would be harmed.

Since PMI generally cannot cancel mortgage insurance policies or adjust renewal premiums, unanticipated claims could cause our financial performance to suffer.

PMI generally cannot cancel the mortgage insurance coverage that it provides or adjust renewal premiums during the life of a mortgage insurance policy. As a result, the impact of unanticipated claims generally cannot be offset by premium increases on policies in force or mitigated by non-renewal or cancellation of insurance coverage. The premiums PMI charges may not be adequate to compensate us for the risks and costs associated with the insurance coverage provided to PMI’s customers. An increase in the number or size of unanticipated claims could adversely affect our consolidated financial condition and results of operations.

Geographic concentration of PMI’s primary insurance in force could increase claims and losses and harm our financial performance.

We could be affected by economic downturns, natural disasters and other events in specific regions of the United States where a large portion of PMI’s business is concentrated. As of June 30, 2006, 10.5% of PMI’s primary risk in force was located in Florida, 7.4% was located in Texas and 7.2% was located in California. In addition, refinancing of mortgage loans can have the effect of concentrating PMI’s insurance in force in economically weaker areas of the U.S. As of June 30, 2006, 12.9% of PMI’s policies in force related to loans located in Michigan, Kentucky, Indiana and Ohio. Collectively these states experienced higher default rates as of June 30, 2006 than other regions of the U.S.

The ultimate impact from the 2005 hurricane season is not yet known. Ongoing effects could increase claims and losses and harm our overall financial performance.

While the effects of the 2005 hurricane season negatively impacted our consolidated results of operations for the year ended December 31, 2005, primarily through loss reserve increases, we cannot predict whether the 2005 hurricane season will have a material adverse effect on our consolidated results of operations in the future. The lingering effects of the 2005 hurricane season in the future could, among other things, cause increased notices of delinquencies and claims and claim severity in affected areas, could reduce demand for mortgages and consequently mortgage insurance in the affected areas, and could require additional loss reserve increases by PMI.

The effects of the 2005 hurricane season could also negatively impact FGIC, RAM Reinsurance Company and CMG Mortgage Insurance Company, which would negatively affect our equity in earnings from those investments. The effects also could reduce the monthly payments we expect to receive in connection with the sale of our interest in SPS Holding Corp.

The premiums PMI charges for mortgage insurance on high LTV loans, ARMs, less-than-A quality loans, Alt-A loans, interest only loans and payment option ARMs, and the associated investment income, may not be adequate to compensate for future losses from these loans.

For the first six months of 2005 and 2006, PMI’s primary new insurance written and risk in force included higher percentages of:

•	Loans having a ratio of the original loan amount to the value of the property, or LTV, exceeding 97%, known as high LTV loans. At June 30, 2006, 15.2% of PMI’s primary risk in force consisted of high LTV loans, compared to 13.5% at June 30, 2005.

•	ARMs. At June 30, 2006, 20.4% of PMI’s primary risk in force consisted of ARMs, compared to 17.5% at June 30, 2005.

•	Alt-A loans. At June 30, 2006, 17.3% of PMI’s primary risk in force consisted of Alt-A loans, compared to 12.8% at June 30, 2005.

•	Interest only loans. At June 30, 2006, we estimate that approximately 8% of PMI’s primary risk in force consisted of interest only loans.

•	Payment option ARMs. At June 30, 2006, we estimate that approximately 4% of PMI’s primary risk in force consisted of payment option ARMs.

PMI also insures less-than-A quality mortgage loans. At June 30, 2006, 8.7% of PMI’s primary risk in force consisted of less-than-A quality loans, compared to 10.2% at June 30, 2005.

We expect higher default and claim rates for high LTV loans, ARMs, Alt-A loans, interest only loans, payment option ARMs, and less-than-A quality loans. Although we attempt to incorporate these higher default and claim rates into our underwriting and pricing models, there can be no assurance that the premiums earned and the associated investment income will prove adequate to compensate for future losses from these loans.

Our loss reserves may be insufficient to cover claims paid and loss-related expenses incurred.

We establish loss reserves to recognize the liability for unpaid losses related to insurance in force on mortgages that are in default. These loss reserves are regularly reviewed and are based upon our estimates of the claim rate and average claim amounts, as well as the estimated costs, including legal and other fees, of settling claims. Any adjustments, which may be material, resulting from these reviews are reflected in our consolidated results of operations. Our consolidated financial condition and results of operations could be harmed if our reserve estimates are insufficient to cover the actual related claims paid and loss-related expenses incurred.

PMI delegates underwriting authority to mortgage lenders which could cause PMI to insure mortgage loans that do not conform to its underwriting guidelines, and thereby increase claims and losses.

A significant percentage of PMI’s new insurance written is underwritten pursuant to a delegated underwriting program under which, subject to routine audit, certain mortgage lenders may determine whether mortgage loans meet PMI’s program guidelines and commit us to issue mortgage insurance. We may expand the availability of delegated underwriting to additional customers. If an approved lender commits us to insure a mortgage loan, PMI generally may not refuse, except in limited circumstances, to insure, or rescind coverage on, that loan even if it reevaluates that loan’s risk profile and determines the risk profile to be unacceptable or the lender fails to follow PMI’s delegated underwriting guidelines.

If we fail to properly underwrite mortgage loans when we provide contract underwriting services, we may be required to provide monetary and other remedies to the customer.

Our subsidiary PMI Mortgage Services Co., or MSC, provides contract underwriting services for a fee. As a part of the contract underwriting services, MSC provides monetary and other remedies to its customers in the event that it fails to properly underwrite a mortgage loan. As a result, we assume credit and, to a lesser extent, interest rate risk in connection with our contract underwriting services. Generally, the remedies provided by MSC are in addition to those contained in PMI’s master policies. Contract underwriting services apply to a significant percentage of PMI’s insurance in force and the costs relating to the investigation and/or provision of remedies could have a material adverse effect on our consolidated financial condition and results of operations. Worsening economic conditions or other factors that could increase PMI’s default rate could also cause the number and severity of remedies to increase.

Our revenues and profits could decline if PMI loses market share as a result of industry competition or if our competitive position suffers as a result of our inability to introduce and successfully market new products and programs.

The principal sources of PMI’s competition include other private mortgage insurers, one of which is a wholly-owned subsidiary of a well-capitalized, diversified public company with direct or indirect capital reserves that provide it with potentially greater resources than we have as well as the various alternatives to private mortgage insurance discussed above. See also, “If mortgage lenders and investors select alternatives to private mortgage insurance, such as piggyback loans, the amount of insurance that PMI writes could decline, which could reduce our revenues and profits”, above.

With respect to PMI’s structured transaction channel, PMI competes with other external credit enhancers, primarily other private mortgage insurers and financial guarantors, as well as with capital markets participants, including aggregators and loan originators, who are continually devising new forms of structures in which to securitize mortgage loans without external credit enhancement, including private mortgage insurance. To successfully compete in the structured finance arena, PMI must introduce competitive new products and programs and maintain its competitive pricing. If PMI is unable to successfully compete with other private mortgage insurers, other external credit enhancers and the various other private mortgage insurance alternatives, or if we experience delays in introducing competitive new products and programs or if these products or programs are less profitable than our existing products and programs, our business will suffer.

The risk-based capital rule issued by the Office of Federal Housing Enterprise Oversight could require us to obtain a claims-paying ability rating of “AAA” and could cause PMI’s business to suffer.

The Office of Federal Housing Enterprise Oversight, the agency which currently regulates the GSEs, or OFHEO, has issued a risk-based capital rule that treats credit enhancements issued by private mortgage insurance companies with claims-paying ability ratings of “AAA” more favorably than those issued by private mortgage insurance companies with “AA” ratings. PMI Mortgage Insurance Co. has been assigned financial strength ratings of “AA” by S&P, “AA+” by Fitch and “Aa2” by Moody’s. The rule also provides capital guidelines for the GSEs in connection with their use of other types of credit protection counterparties in addition to mortgage insurers. Although it has not occurred to date, if the rule resulted in the GSEs increasing their use of either “AAA” rated mortgage insurers instead of “AA” rated entities or credit protection counterparties other than mortgage insurers, our consolidated financial condition and results of operations could be adversely affected. OFHEO has announced its intention to review its risk-based capital rule in 2007.

Legislation and regulatory changes, including changes impacting the GSEs, could significantly affect PMI’s business and could reduce demand for private mortgage insurance.

Mortgage origination transactions are subject to compliance with various federal and state consumer protection laws, including the Real Estate Settlement Procedures Act of 1974, or RESPA, the Equal Credit Opportunity Act, the Fair Housing Act, the Homeowners Protection Act, the Fair Credit Reporting Act, or FCRA, the Fair Debt Collection Practices Act and others. Among other things, these laws prohibit payments for referrals of settlement service business, require fairness and non-discrimination in granting or facilitating the granting of credit, require cancellation of insurance and refunding of unearned premiums under certain circumstances, govern the circumstances under which companies may obtain and use consumer credit information, and define the manner in which companies may pursue collection activities. Changes in these laws or regulations could adversely affect the operations and profitability of our mortgage insurance business.

Congress is considering proposed legislation which is intended to be a comprehensive overhaul of the GSEs’ existing regulatory structure and encompasses substantially all of the GSEs’ operations, including their affordable housing initiatives, the GSEs’ products and marketing activities, the GSEs’ minimum capital standards, and their risk-based capital requirements. The passage of such legislation in the future could limit the growth of the GSEs, which could result in a reduction in the size of the mortgage insurance market. We do not know what form, if any, such legislation will take, if any, or, if it is enacted, its impact, if any, on our financial condition and results of operations.

In July 2002, the Department of Housing and Urban Development, or HUD, proposed a rule under RESPA that, if implemented as proposed, would have, among other things, given lenders and other packagers the option of offering a Guaranteed Mortgage Package, or GMP, or providing a good faith estimate of settlement costs subject to a 10% tolerance level. The proposed rule provided that qualifying packages were entitled to a “safe harbor” from litigation under RESPA’s anti-kickback rules. Mortgage insurance would have been included in the package to the extent an upfront premium is charged. Inclusion in the package could have caused mortgage insurers to experience reductions in the prices of their services or products. HUD withdrew that proposed rule in March 2004. In late 2004, HUD announced that it will submit a new proposed rule under RESPA to the Office of Management and Budget for review. In June 2006, the Secretary of HUD indicated that the agency was in the final stages of preparing its proposed RESPA rule. We do not know what form, if any, the rule will take or whether it will be approved.

In addition, increases in the maximum loan amount or other features of the FHA mortgage insurance program can reduce the demand for private mortgage insurance. Legislation to reform the FHA, including an increase in FHA’s base maximum loan limits and allowing FHA to use risk-based pricing when setting its mortgage insurance premiums, is currently pending in Congress. We do not know what form such legislation will take, if any, or, if it is enacted, its impact, if any, on our financial condition and results of operations. Future legislative and regulatory actions could decrease the demand for private mortgage insurance, which could harm our consolidated financial condition and results of operations.

PMI could lose premium revenue if the GSEs reduce the level of private mortgage insurance coverage required for low down payment mortgages or reduce their need for mortgage insurance.

The GSEs are the beneficiaries on a substantial majority of the insurance policies we issue as a result of their purchases of qualifying mortgage loans from lenders or investors. The GSEs offer programs that require less mortgage insurance coverage on mortgages approved by their automated underwriting systems. They also have reduced coverage requirements for certain expanding market products. If the reduction in required levels of mortgage insurance becomes widely accepted by mortgage lenders, or if the GSEs further reduce mortgage insurance coverage requirements for loans they purchase, PMI’s premium revenue would decline and our consolidated financial condition and results of operations could suffer.

Products introduced by the GSEs, if widely accepted, could harm our profitability.

The GSEs have products for which they will, upon receipt from lenders of loans with primary insurance, restructure the mortgage insurance coverage by reducing the amount of primary insurance coverage and adding a second layer of insurance coverage, usually in the form of pool insurance. Under these programs, the GSEs may provide services to the mortgage insurer and the mortgage insurer may be required to pay fees to the GSEs for the benefits provided through the reduced insurance coverage or the services provided. If they become widely accepted, these products could harm our consolidated financial condition and results of operations.

Lobbying activities by large mortgage lenders calling for expanded federal oversight and legislation relating to the role of the GSEs in the secondary mortgage market could damage PMI’s relationships with those mortgage lenders and the GSEs.

The GSEs, mortgage lenders and PMI jointly develop and make available various products and programs. These arrangements involve the purchase of PMI’s mortgage insurance products and frequently feature cooperative arrangements between the parties. FM Policy Focus, a lobbying organization representing financial services and housing-related trade associations, including the Mortgage Insurance Companies of America, supports increased federal oversight of the GSEs. The GSEs have criticized the activities of FM Policy Focus. FM Policy Focus, the GSEs and other groups are engaged in extensive lobbying activities with respect to the legislation pending in Congress that would change the way GSEs are regulated. These activities could polarize Fannie Mae, Freddie Mac, members of FM Policy Focus, PMI’s customers and us. Any such polarization could limit PMI’s opportunities to do business with the GSEs as well as with some mortgage lenders. Either of these outcomes could harm our consolidated financial condition and results of operations.

The implementation of new eligibility guidelines by the GSEs could harm our profitability and reduce our operational flexibility.

Effective January 2005, Fannie Mae revised its approval requirements for mortgage insurers, including PMI, with new guidelines for borrower-paid and lender-paid mortgage insurance. These requirements became effective for PMI on January 1, 2005. The guidelines cover substantially all areas of PMI’s mortgage insurance operations, require the disclosure of certain activities and new products, give Fannie Mae the right to purchase mortgage insurance from other than existing approved mortgage insurers, including insurers that are either rated below “AA” or are unrated, and provide Fannie Mae with increased rights to revise the eligibility standards of insurers. Future changes in the guidelines of the GSEs could reduce PMI’s operational flexibility and cause our profitability to suffer.

Our business and financial performance could suffer if PMI were to lose the business of a major customer.

Through their various origination channels, PMI’s top ten customers accounted for 62.0% of PMI’s premiums earned in the second quarter of 2006. A single customer represented 11.2% of PMI’s earned premiums in the second quarter of 2006 and 11.8% in the year ended 2005. Mortgage insurers, including PMI, may acquire significant percentages of their business through negotiated, structured transactions (including bulk primary insurance, modified pool insurance and captive reinsurance) with a limited number of customers. The loss of a significant customer could reduce our revenue, and if not replaced, harm our consolidated financial condition and results of operations.

The U.S. mortgage insurance industry and PMI are subject to litigation risk.

The mortgage insurance industry and PMI face litigation risk in the ordinary course of operations, including the risk of class action lawsuits. Consumers are bringing a growing number of lawsuits against home mortgage lenders and settlement service providers. In recent years, mortgage insurers, including PMI, have been involved in litigation alleging violations of RESPA and FCRA. PMI is subject to several lawsuits in which plaintiffs seek large or indeterminate amounts of damages, including punitive damages, which may remain unknown or unresolved for substantial periods of time.

In the past, a number of lawsuits have been filed against private mortgage insurers, including PMI, alleging that the mortgage insurers violated FCRA by failing to send adverse action notices to borrowers who were required to pay for private mortgage insurance written by the mortgage insurer at rates greater than the mortgage insurers’ “best available rate.” In September 2005, such an action was filed against PMI in the federal district court of the Northern District of California entitled Hogan, et al. v. PMI Mortgage Insurance Co. In the action, the plaintiffs seek certification of a nationwide class of consumers and seek, among other relief, actual and statutory damages. On January 4, 2006, plaintiffs filed an amended complaint in the action, which adds additional claims under state law and the FCRA, alleging that PMI did not have a permissible purpose to access the plaintiffs’ credit information. PMI has entered into an agreement in principle with the plaintiffs’ counsel to settle the case as a class action, which will require the court’s approval. In the future, we cannot predict whether other civil, regulatory or criminal actions might be brought against us or other mortgage insurers. Any such proceedings could have an adverse effect on our consolidated financial condition, results of operations or cash flows. An action alleging similar causes of action, filed against PMI in February 2006 in federal district court in Montgomery, Alabama, was dismissed with prejudice on May 26, 2006. The plaintiffs’ last day to file a notice of appeal in the Eleventh Circuit was June 26, 2006. The plaintiffs did not file a notice of appeal by that date.

In the past, a number of lawsuits have challenged the actions of private mortgage insurers, including PMI, under RESPA, alleging that the insurers have provided products or services at improperly reduced prices in return for the referral of mortgage insurance. RESPA precludes PMI from providing services or products to mortgage lenders free of charge, charging fees for services that are lower than their reasonable or fair market value, and paying fees for services that others provide that are higher than their reasonable or fair market value, in exchange for the referral of settlement services. In the future, we cannot predict whether other civil, regulatory or criminal actions might be brought against us or other mortgage insurers. Any such proceedings could have an adverse effect on our consolidated financial condition, results of operations or cash flows.

The U.S. mortgage insurance industry and PMI are subject to regulatory risk and have been subject to recent scrutiny relating to the use of captive reinsurance arrangements and other products and services.

PMI and the mortgage insurance industry are also subject to comprehensive, detailed regulation by state insurance departments. Although their scope varies, state insurance laws generally grant broad powers to supervisory agencies and officials to examine and investigate insurance companies and to enforce rules or exercise discretion touching almost every aspect of PMI’s business. Recently, the insurance industry has become the focus of increased scrutiny by regulatory and law enforcement authorities concerning certain practices, including captive reinsurance arrangements. Increased federal or state regulatory scrutiny could lead to new legal precedents, new regulations or new practices, or regulatory actions or investigations, which could adversely affect PMI’s business and its financial condition and results of operation.

In 2005, PMI, certain of our other mortgage insurance subsidiaries, and CMG Mortgage Insurance Company (collectively, “the MIs”) each responded to a request from the New York Insurance Department, or the NYID, for information regarding captive reinsurance arrangements. In a February 2006 letter that we believe was addressed to other mortgage insurers as well as us, the NYID requested additional information regarding captive reinsurance arrangements, including the business purpose of those arrangements. The NYID also requested that we review the premium rates currently in use in New York based upon recent years’ experience. The letter states that if we believe that recent years’ experience would not alter the rates being charged, we should provide a detailed explanation, in addition to an actuarial opinion, as to the assumptions underlying such position. If recent years’ experience would alter the rates being charged, the letter states that we must file adjusted rates with the NYID. We have responded to the NYID’s February 2006 letter, which response is still pending.

In January 2006, PMI received an administrative subpoena for information from the Minnesota Department of Commerce primarily regarding captive reinsurance arrangements. We have provided the Minnesota Department of Commerce with information about such arrangements and other products and services pursuant to this subpoena and will be providing additional information in the future. Other federal and state regulatory agencies, including state insurance departments, attorneys general or other regulators may also request information regarding captive reinsurance arrangements or other of our products and services.

We cannot predict whether the New York Insurance Department’s requests or the Minnesota Department of Commerce’s administrative subpoena will lead to further inquiries, or investigations, of these matters, or the scope, timing or outcome of any inquiry or actions by those Departments or any inquiry or actions that may be commenced by state insurance departments, attorneys general or other regulators.

A downgrade of PMI’s insurer financial strength ratings could materially harm our financial performance.

PMI’s insurer financial strength is currently rated “AA” by S&P, “AA+” by Fitch, and “Aa2” by Moody’s. These ratings may be revised or withdrawn at any time by one or more of the rating agencies and are based on factors relevant to PMI’s policyholders and are not applicable to our common stock, the senior notes or other capital instruments. The rating agencies could lower or withdraw our ratings at any time as a result of a number of factors, including: underwriting or investment losses; the necessity to make capital contributions to our subsidiaries pursuant to capital support agreements; other developments negatively affecting PMI’s risk-to-capital ratio, financial condition or results of operations; or changes in the views or modeling of rating agencies of our risk profile or of the mortgage insurance industry.

If PMI’s insurer financial strength rating for two out of the following three rating agencies falls below “AA-” from S&P or Fitch, or “Aa3” from Moody’s, investors, including Fannie Mae and Freddie Mac, may not purchase mortgages insured by PMI. Such a downgrade from any of the rating agencies could also negatively affect our ability to compete in the capital markets, our holding company ratings or the ratings of our other licensed insurance subsidiaries. Any of these events would harm our consolidated financial condition and results of operations.

Our ongoing ability to pay dividends to our shareholders and meet our obligations primarily depends upon the receipt of dividends and returns of capital from our insurance subsidiaries.

We are a holding company and conduct all of our business operations through our subsidiaries. Our principal sources of funds are dividends from our insurance subsidiaries and funds that may be raised from time to time in the capital markets. Factors that may affect our ability to maintain and meet our capital and liquidity needs as well as to pay dividends to our shareholders include: the level and severity of claims experienced by our insurance subsidiaries; the performance of the financial markets; standards and factors used by various credit rating agencies; financial covenants in our credit agreements; and standards imposed by state insurance regulators relating to the payment of dividends by insurance companies.

In addition, a protracted economic downturn, or other factors, could cause issuers of the fixed-income securities that we, FGIC and RAM Re own to default on principal and interest payments, which could cause our investment returns and net income to decline and reduce our ability to satisfy all of our capital and liquidity needs.

We record federal income tax expense relating to our proportionate share of net income available to FGIC common stockholders at a rate of 7% based on our assessment that we will ultimately receive those earnings in the form of dividends from FGIC. That assessment could change due to a number of factors, some of which may be outside our control. If that assessment were to change, our results of operations would be adversely affected.

We account for our investment in FGIC using the equity method of accounting in accordance with generally accepted accounting principles, or GAAP. In accordance with GAAP, we have recorded, and currently continue to record, federal income tax expense relating to our proportionate share of net income available to FGIC common stockholders at a tax rate of 7%. The use of the 7% tax rate is based on our assessment, initially made in 2003 at the time of our initial investment in FGIC, that we would ultimately receive our proportionate share of net income available to FGIC common stockholders in the form of dividends rather than through a sale of our equity investment in FGIC. This tax rate is employed based on our assessment that we will receive a dividends received deduction for federal income tax purposes on our proportionate share of net income available to FGIC common stockholders. This assessment was based upon, among other things, the terms of the stockholders agreement between us and the other investors in FGIC and FGIC’s capital structure in place immediately after our investment.

However, if the facts and circumstances were to change in the future in a manner that would cause our management to change its assessment as to the likelihood of receiving our proportionate share of net income available to FGIC common stockholders through the receipt of dividends, we would be required to change the manner in which we record the related income tax expense. For example, management’s assessment could change if FGIC were to become subject to sufficiently lengthy and severe limitations on its ability to pay dividends, whether as a result of restrictions imposed by contract, the terms of securities it may issue, rating agency or legal requirements or otherwise.

If management’s assessment were to change, we would apply a federal income tax rate of approximately 35% to our proportionate share of net income available to FGIC common stockholders in subsequent periods. We would also be required to establish a higher deferred tax liability to account for the difference between the 7% tax rate we have used to account for our proportionate share of net income available to FGIC common stockholders since our investment in FGIC in 2003 and the 35% tax rate that would apply to gain recognized on a sale of our interest in FGIC. Accordingly, in those circumstances, we would recognize an immediate expense relating to deferred federal income tax liability in the quarter in which we establish such an increased deferred tax liability in an amount equal to approximately 28% of the cumulative amount of our proportionate share of net income available to FGIC common stockholders recorded as of the date we determine to effect such a change. As of June 30, 2006, the cumulative amount of our proportionate share of net income available to FGIC common stockholders subject to the 7% tax rate was approximately $180 million. Therefore, a change in the federal income tax rate applicable to our proportionate share of net income available to FGIC common stockholders as of July 1, 2006 would have required us to recognize an expense of approximately $50 million in the third quarter of 2006. The amount of such a potential expense will increase in subsequent periods to the extent that FGIC continues to generate earnings.

If we are unable to keep pace with the technological demands of our customers or with the technology-related products and services offered by our competitors, our business and financial performance could be significantly harmed.

Participants in the mortgage lending and mortgage insurance industries rely on e-commerce and other technology to provide and expand their products and services. Our customers generally require that we provide our products and services electronically via the Internet or electronic data transmission, and the percentage of our new insurance written and claims processing which is delivered electronically has increased. We expect this trend to continue, and accordingly, we believe that it is essential that we continue to invest substantial resources in maintaining electronic connectivity with our customers and, more generally, in e-commerce and technology. Our business may suffer if we do not keep pace with the technological demands of our customers and the technological capabilities of our competitors.

The implementation of the Basel II Capital Accord may limit the domestic and international use of mortgage insurance.

The Basel II Capital Accord, the Basel Committee on Banking Supervision’s proposal to implement a new international capital accord, will affect the capital treatment provided to mortgage insurance by domestic and international banks in both their origination and securitization activities. Accordingly, the Basel II provisions related to residential mortgages and mortgage insurance could alter the competitive positions and financial performance of mortgage insurers as well as the capital available to our bank customers for their mortgage origination and securitization activities.

PMI’s opportunities to participate in structured transactions, and U.S. financial institutions preferences with respect to mortgage insurance, may be significantly impacted by the implementation in the United States of Basel II and any interim capital accord. U.S. federal banking agencies have jointly announced that the U.S. implementation of Basel II will be delayed until at least 2008 and proposed an interim capital accord (known as Basel IA) that has not been finalized. U.S. implementation of Basel II standards for credit risk exposures, including residential mortgages, is focused on application of the Advanced Internal Rating Based (A-IRB) approach by large internationally active banking organizations. U.S. bank supervisors have indicated their intent to recognize the loss mitigating impacts of private mortgage insurance policies for banking organizations computing minimum capital requirements under the A-IRB approach, as well as under Basel IA.

The Australian Prudential Regulation Authority, or APRA, the primary regulator of our Australian mortgage insurance operations, intends to implement Basel II capital requirements for financial institutions effective January 1, 2008. Such implementation may have a significant impact on the future market acceptance of mortgage insurance in Australia. APRA’s Basel II proposals, if adopted as proposed, could reduce the available market for mortgage insurance among our Australian mortgage insurance operation’s bank customers. It is not known at this time whether APRA will revise its Basel II proposals in response to comments received.

Currently, European banking supervisors are in the process of deciding how mortgage insurance will be recognized as a risk mitigant for bank capital requirements. In October 2005, the European Union adopted new legislation, the Capital Requirements Directive, or CRD, which provides a revised framework for EU member nation banking supervisors to implement new Basel II risk-based capital guidelines starting in 2007. The CRD prescribes standard criteria for credit risk mitigation instruments eligible to provide banks with risk relief. We believe the CRD facilitates recognition of mortgage insurance benefits for European banks under certain circumstances. The CRD is subject to further clarification by the European Commission and incorporation into the regulatory framework of EU member countries.

Our consolidated results of operations could suffer if demand for our mortgage insurance products was diminished as a result of the failure to give appropriate capital recognition to mortgage insurance.

Our international insurance subsidiaries subject us to numerous risks associated with international operations.

We have subsidiaries in Australia, New Zealand, Europe and Hong Kong. We have committed and may in the future commit additional significant resources to expand our international operations. Accordingly, in addition to the general economic and insurance business-related factors discussed above, we are subject to a number of risks associated with our international business activities. These risks include: the need for regulatory and third-party approvals; challenges in attracting and retaining key foreign-based employees, customers and business partners in international markets; economic downturns in targeted foreign mortgage origination markets; interest rate volatility in a variety of countries; unexpected changes in foreign regulations and laws; the burdens of complying with a wide variety of foreign laws; potentially adverse tax consequences; restrictions on the repatriation of earnings; foreign currency exchange rate fluctuations; potential increases in the level of defaults and claims on policies insured by foreign-based subsidiaries; the need to successfully develop and market products appropriate to the foreign market, including the development and marketing of credit enhancement products to European lenders and for mortgage securitizations.

PMI Australia is subject to many of the same risks facing PMI.

Like PMI, the financial results of our Australian and New Zealand mortgage insurance operations, or PMI Australia, are affected by domestic and regional economic conditions, including movements in interest and unemployment rates, and property value fluctuations. These economic factors could impact PMI Australia’s loss experience or the demand for mortgage insurance in the markets PMI Australia serves. PMI Australia is also subject to significant regulation. PMI Australia’s primary regulator, APRA, has recently issued regulations or sought comment on proposals to, among other things, increase the capital requirements for lenders mortgage insurance companies, change the requirements for acceptable lenders mortgage insurers, and increase compliance and governance requirements for general insurers including lenders mortgage insurers. In addition to these regulations and proposals, PMI Australia is likely to face new competition in the future. Such competition may take a number of forms including domestic and off-shore lenders mortgage insurers, reinsurers of residential mortgage credit risk, increased risk appetite from lender owned captive insurers and non insurance forms of credit risk transfer. New market competitors have the potential to impact PMI Australia’s market share and to impact pricing of credit risk in the market as a whole.

PMI Australia had revenues of $170.8 million in 2005, representing 15.3% of our consolidated revenues. PMI Australia’s five largest customers provided 62.9% of PMI Australia’s gross premiums written in 2005 and one of these customers represented the majority of this percentage. As a result of APRA’s new capital requirements for lenders mortgage insurers, this customer will restructure, subject to its board of directors’ approval, its captive reinsurance arrangement with PMI Australia. We believe this restructuring will negatively impact PMI Australia’s premiums written in 2007. In addition, future losses of significant customers’ business, if not replaced, could harm PMI Australia’s results of operations. PMI Australia’s claims and loss ratio is increasing to a more normalized level and will likely maintain that upward trend in 2007. A significant increase in PMI Australia’s claims could harm our financial condition and results of operations.

PMI Australia is currently rated “AA” by S&P and Fitch and “Aa2” by Moody’s. These ratings are based in part upon a capital support agreement between PMI and PMI Australia and a guarantee of that agreement by The PMI Group. Termination or amendment of this support structure could negatively impact PMI Australia’s ratings. PMI Australia’s business is dependent on maintaining its ratings. Any negative impact on its ratings will negatively affect its financial results.

We may not be able to execute our strategy to expand our European operations.

We have devoted resources to expand our European operations, PMI Europe, and we plan to continue these efforts. The success of our efforts will depend partly upon legislative and regulatory policies in Europe that support homeownership and provide capital relief for institutions that obtain credit enhancement with respect to their mortgage loan portfolios. If European legislative and regulatory agencies do not adopt such policies, our European operations may be adversely affected.

PMI Europe had revenues of $30.2 million in 2005, representing 2.7% of our consolidated revenues. PMI Europe is currently rated “AA” by S&P and Fitch and “Aa3” by Moody’s. These ratings are based in part upon a capital support agreement between PMI and PMI Europe and a guarantee of that agreement by The PMI Group. Termination or amendment of this support structure could negatively impact PMI Europe’s ratings. PMI Europe’s business is dependent on maintaining its ratings. Any negative impact on its ratings will negatively affect its overall financial results.

The performance of our equity investees could harm our consolidated financial results.

We have made significant investments in the equity securities of privately-held companies, including FGIC Corporation, the parent of Financial Guaranty Insurance Company, a financial guaranty insurer; and RAM Holdings Ltd., which is the holding company for RAM Re, a financial guaranty reinsurance company based in Bermuda.

Our investments in FGIC and RAM Re are accounted for on the equity method of accounting in our consolidated financial statements. The nature of the businesses conducted by these companies differs significantly from our core business of providing residential mortgage insurance. These companies are subject to a number of significant risks that arise from the nature of their businesses. Some of the various risks affecting FGIC are discussed below. Because we do not control these companies, we are dependent upon the management of these companies to independently operate their businesses and report their financial results, and, accordingly, we may be unable to take actions unilaterally to avoid or mitigate those risks. In addition, any prospective or retroactive change in their financial reporting could affect our financial condition and results of operations. Such changes could occur as a result of, among other things, changes in accounting principles or comments made by regulatory agencies, including the SEC in connection with its ordinary course review of filings made with it.

As a significant portion of our consolidated net income is derived from FGIC and its financial guaranty business, we are subject to various risks and uncertainties associated with the financial guaranty business.

A significant portion of our consolidated net income is derived from FGIC and its financial guaranty business. Accordingly, we are subject to the risks and uncertainties associated with that business. In addition, FGIC has historically operated its financial guaranty business principally in limited portions of the public finance and structured finance markets. FGIC has expanded its business lines and products into markets and asset classes that historically have experienced higher default rates than those in which it has historically operated. The risks and uncertainties to which we may be exposed as a result of the FGIC acquisition include the following, among others:

•	FGIC’s ability to attract new business and to compete with other large, triple-A rated monoline financial guarantors is largely dependent on the triple-A financial strength ratings assigned to it by the major rating agencies. FGIC’s current ratings may be lowered or withdrawn at any time by one or more of the rating agencies. FGIC’s ability to compete or otherwise engage in its business as currently conducted, and FGIC’s consolidated results of operations and financial condition, would be materially and adversely affected by any reduction in FGIC’s ratings or the announcement of a potential reduction or change in outlook.

•

Prior to 2005, FGIC operated its financial guaranty business principally in the public finance market and, to a limited extent, the structured finance market in the United States. However, in 2005 FGIC continued its expansion into new markets both domestically and internationally. Unanticipated issues may arise in the implementation of FGIC’s strategy, which could impair its ability to expand its business as expected. In addition, any expansion of its business may be subject to challenges in attracting and retaining employees with relevant experience, establishing name recognition in new markets and gaining knowledge of those markets and asset classes. The execution of FGIC’s expansion plans could result in it having greater losses than those it has historically experienced.

•	FGIC is subject to extensive competition from other monoline financial guaranty insurance companies, other providers of third-party credit enhancement and providers of alternative transaction structures and executions that do not use financial guaranty insurance. We cannot be sure that FGIC will be able to continue to compete effectively in its current markets or in any markets or asset classes into which it expands.

•	Demand for financial guaranty insurance is constantly changing and is dependent upon a number of factors, including changes in interest rates, regulatory changes and supply of bond issues. A general reduction in demand for financial guaranty insurance could harm FGIC’s consolidated results of operations and business prospects.

•	The financial guaranty business is subject to extensive regulation. Future legislative, regulatory or judicial changes affecting the financial guaranty industry or public finance or structured finance markets, including changes in tax laws, could adversely affect FGIC’s business.

•	FGIC’s loss reserves are necessarily based on estimates and subjective judgments about the outcome of future events. We cannot be sure that losses in FGIC’s insured portfolio will not exceed by a material amount the loss reserves previously established by FGIC or that additional significant reserves will not need to be established.

•	FGIC’s structured finance portfolio contains concentrations of individual issuers and servicers of those obligations as well as a concentration of mortgage-related securities. FGIC also has a number of individual large exposures to single obligors in its public finance portfolio, concentration in infrastructure sectors, and concentrations in certain geographic areas. An adverse event or series of events with respect to one or more of these concentrations that is more severe than the assumptions used by FGIC in its stress scenario at the time of the underwriting of the related credit could result in disproportionate and significant losses to FGIC and could harm its consolidated financial position and results of operations.

•	FGIC’s exposure to insuring public finance obligations relating to airports has experienced increased stress as a result of terrorism and general global unrest, including a downgrading of the ratings of some of those issuers. Other sectors currently insured by FGIC or into which FGIC may expand could also see direct increased stress as a result of terrorism and general global unrest. FGIC may incur material losses due to such exposures if the economic stress caused by such events is more severe than FGIC currently foresees or has assumed or will assume in the future in underwriting its exposures.

As of December 31, 2005, 7.3% of our U.S. investment portfolio consists of FGIC-insured non-refunded bonds. As a result of our investment in FGIC, we have amended our investment policy to provide that no more than 15% of our U.S. investment portfolio consists of FGIC-insured non-refunded bonds.

We are subject to various risks and uncertainties in connection with the sale of equity interest in SPS Holding Corp., or SPS.

In October 2005, we sold our interest in SPS to Credit Suisse First Boston (USA), Inc., or CSFB. Under the terms of the transaction, we received cash payments of approximately $99 million and expect to receive additional monthly cash payments through the first quarter of 2008 from a residual interest in mortgage servicing assets. As of June 30, 2006, the carrying value of this residual interest is $7.9 million.

In addition, we agreed to indemnify CSFB for certain liabilities relating to SPS’s operations, including litigation and regulatory actions, and this indemnification obligation may potentially reduce the proceeds that we receive from the sale. Our maximum indemnification obligation for SPS’s operations will not exceed approximately $21 million.

Our consolidated financial position and results of operations could be harmed if the monthly contingent payments we receive are less than anticipated or if we are required to indemnify CSFB for claims or liabilities relating to SPS’s operations up to the date of closing.

FORWARD-LOOKING INFORMATION

Certain statements made by us in this prospectus supplement, the accompanying prospectus and other documents filed with the SEC that are not historical facts, or are preceded by, followed by or include the words “believes”, “expects”, “anticipates”, “estimates” or similar expressions, or that relate to future plans, events or performances are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

When a forward-looking statement includes an underlying assumption, we caution that, while we believe the assumption to be reasonable and make it in good faith, assumed facts almost always vary from actual results, and the difference between assumed facts and actual results can be material. Where, in any forward-looking statement, we express an expectation or belief as to future results, there can be no assurance that the expectation or belief will result. Information regarding important factors that could cause actual results to differ, perhaps materially, from those in any forward-looking statements is contained from time to time in our periodic filings with the SEC, including under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Cautionary Statement” in our Annual Report on Form 10-K for the year ended December 31, 2005, as amended, which is incorporated into this prospectus supplement by reference. See “Where You Can Find More Information” for information about how to obtain a copy of our Annual Report on Form 10-K, as amended, and our other periodic filings with the SEC. Forward-looking statements also involve a number of risks and uncertainties, including, but not limited to, the risks described under the heading “Risk Factors” beginning on page S-9 of this prospectus supplement.

All of our forward-looking statements are qualified by and should be read in conjunction with those disclosures. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.